Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Netskope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Class A common stock, $0.0001 par value per share	Other	—	—	$109,940,000	0.0001531	$16,831.82
Fees Previously Paid	2	Equity	Class A common stock, $0.0001 par value per share	Rule 457(a)	54,970,000	$17.00	$934,490,000	0.0001531	$143,070.42
Fees Previously Paid		Equity	Class A common stock, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000	0.0001531	$15,310.00
			Total Offering Amounts				$1,144,430,000		$175,212.24
			Total Fees Previously Paid						$158,380.42
			Total Fee Offsets						—
			Net Fee Due						$16,831.82

(1) Represents an incremental increase to the Maximum Aggregate Offering Price for the 54,970,000 shares of Class A common stock for which fees have previously been paid as a result of an increase in the Proposed Maximum Offering Price Per Unit to $19.00 per share. Includes an additional 7,170,000 shares of our Class A common stock that the underwriters have the option to purchase. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(2) Includes an additional 7,170,000 shares of our Class A common stock that the underwriters have the option to purchase. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.